Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

TITAN PHARMACEUTICALS ANNOUNCES SALE OF COMMON STOCK

South San Francisco, CA - March 26, 2004 - Titan Pharmaceuticals, Inc. (ASE: TTP) announced today that it has obtained binding commitments from a number of select institutional investors and an individual investor to purchase approximately three million shares of its common stock at a price of $5.00 per share, for gross proceeds in excess of $15 million. The shares are being offered under the Company's effective shelf registration statement previously filed with the Securities and Exchange Commission. Rodman & Renshaw, LLC acted as placement agent for the offering.

The proceeds of the financing will be used for research and product development activities, as well as for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and the prospectus supplement can be obtained from the Company, or from Rodman & Renshaw, LLC, 330 Madison Avenue, New York, NY 10017.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (ASE: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system (CNS) disorders, cancer and cardiovascular disease. Titan's numerous products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with multinational pharmaceutical companies and government institutions for the development of its products.

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.